Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEMONADE, INC.

A PUBLIC BENEFIT CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

LEMONADE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Lemonade, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 17, 2015 under the name Lemonade Group, Inc. A Certificate of Amendment was filed on October 6, 2015 that changed the name of this corporation to Lemonade, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the certificate of incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Lemonade, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1313 N. Market St. Suite 5100, City of Wilmington, County of New Castle, Delaware, DE 19801. The name of its registered agent at that address is PHS Corporate Services, Inc.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

Benefit Corporation. This corporation shall be a public benefit corporation as contemplated by subchapter XV of the Delaware General Corporation Law (the “DGCL”), or any successor provisions, that it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders pecuniary interests, the best interests of those materially affected by this corporation’s conduct and the public benefit or benefits identified in this certificate of incorporation. Accordingly, it is intended that the business and operations of this corporation create a material positive impact on society and the environment, taken as a whole. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then this corporation shall be managed and operated in accordance with the DGCL, as so amended.

Purposes. This corporation’s public benefit purpose is to harness novel business models, technologies and private-nonprofit partnerships to deliver insurance products where charitable giving is a core feature, for the benefit of communities and their common causes. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.                                   Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.

Upon the filing of this Amended and Restated Certificate with the Secretary of State of Delaware, the total number of shares that this corporation is authorized to issue is 83,557,107. The total number of shares of common stock authorized to be issued is 52,000,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 31,557,107, par value $0.00001 per share (the “Preferred Stock”), of which 7,107,930 are designated as “Series D Preferred Stock”, 8,703,846 shares are designated as “Series C Preferred Stock”, 4,511,417 shares are designated as “Series B Preferred Stock”, 3,328,774 shares are designated as “Series A Preferred Stock”, and 7,905,140 shares are designated as “Series Seed Preferred Stock”.

B.                                    Rights. Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.                                      Dividend Provisions.

(a)                                         The holders of shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. This corporation shall not declare, pay or set aside any dividends on shares of any series of Preferred Stock unless the holders of the other series of Preferred Stock shall simultaneously receive such dividend to which they are entitled hereunder on a pro rata basis. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a Preferred Majority (as defined below), provided that, any such waiver shall apply to all outstanding Preferred Stock. For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.13156 per annum for each share of Series Seed Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), $0.32688 per annum for each share of Series A Preferred Stock, $0.60469 per annum for each share of Series B Preferred Stock, $1.10425 per annum for each share of Series C Preferred Stock, and $3.376511 per annum for each share of Series D Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b)                                         After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2.                                      Liquidation Preference.

(a)                                         In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of shares of Series D Preferred Stock shall be entitled to receive, out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of any portion of the Proceeds of such Liquidation Event to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series D Preferred Stock Original Issue Price (as defined below) for the Series D Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a) based on the shares of Series D Preferred Stock held by such holder.

(b)                                         Upon completion of the distribution required in subsection (a) of this Section 2, if any Proceeds remain available for distribution to stockholders, the holders of shares of Series C Preferred Stock shall be entitled to receive, out of the Proceeds, prior and in preference to any distribution of any portion of the Proceeds of such Liquidation Event to the holders of Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series C Preferred Stock Original Issue Price (as defined below) for the Series C Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b) based on the shares of Series C Preferred Stock held by such holder.

(c)                                  Upon the completion of the distribution required in subsection (a) and (b) of this Section 2, if any Proceeds remain available for distribution to stockholders, the holders of shares of Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis, out of the Proceeds, prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for the Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, as applicable, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock in proportion and on a pari passu basis to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c) based on the shares of Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock held by such holder. For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $ 1.6445 per share for each share of the Series Seed Preferred Stock, $4.08603 per share for each share of the Series A Preferred Stock, $7.558601 per share for each share of the Series B Preferred Stock, $13.803070 per share for each share of the Series C Preferred Stock, and $42.20639 per share for each share of the Series D Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(d)                                         Upon completion of the distribution required by subsections (a), (b) and (c) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(e)                                          Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert shares of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(f)                                           (i)                                     For purposes of this Section 2, a “Liquidation Event” shall mean (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of an acquisition of this corporation or the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity), (D) a liquidation, dissolution or winding up of this corporation or (E) the grant of an exclusive license, whether by transfer, sale, lease or any other disposition, over all or substantially all of this corporation’s assets; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a financing transaction for bona fide capital raising purposes shall not be deemed a “Liquidation Event” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series and on an as converted basis) (the “Preferred Majority”). provided that, (A) if the holders of shares of Series B Preferred Stock would receive in such transaction or series of transactions less than one times (1x) the Original Issue Price of the Series B Preferred Stock in respect of each share of Series B Preferred Stock as result of such waiver then the vote of the holders of a majority of the outstanding Series B Preferred Stock (the “Series B Majority”) shall also be required, (B) if the holders of shares of Series C Preferred Stock would receive in such transaction or series of transactions less than one times (1x) the Original Issue Price of the Series C Preferred Stock in respect of each share of Series C Preferred Stock as result of such waiver then the vote of the holders of a majority of the outstanding Series C Preferred Stock (the “Series C Majority”) shall also be required, and (C) if the holders of shares of Series D Preferred Stock would receive in such transaction or series of transactions less than one times (lx) the Original Issue Price of the Series D Preferred Stock in respect of each share of Series D Preferred Stock as result of such waiver then the vote of the holders of a majority of the outstanding Series D Preferred Stock (the “Series D Majority”) shall also be required.

(ii)                                          In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)                                      Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)                                         If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)                                         If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)                                         If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by this corporation and the holders of a Preferred Majority.

(B)                                       The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by this corporation and the holders of a Preferred Majority.

(C)                                       The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)                                       In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)                                      cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)                                       cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f)(iv) hereof.

(iv)                                      This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of a Preferred Majority.

(g)                                          Effecting a Liquidation Event, (i) This corporation shall not have the power to effect a Deemed Liquidation Event referred to in this Section 2 unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of this corporation shall be allocated among the holders of capital stock of this corporation in accordance with this Section 2. (ii) In the event of a

Liquidation Event referred to in Subsection 2(f)(i)(A) or 2(f)(i)(E) (a “Deemed Liquidation Event”), if this corporation does not effect a dissolution of this corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (A) this corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (B) to require the redemption of such shares of Preferred Stock, and (C) if the Preferred Majority so request in a written instrument delivered to this corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, this corporation shall use the consideration received by this corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of this corporation), together with any other assets of this corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the amounts to which such holders of shares of Preferred Stock would be entitled pursuant to the provisions of Section 2(a), 2(b) and 2(c) in a Liquidation Event in which the Available Proceeds were paid directly to stockholders of this corporation, and in the priority provided in Sections 2(a), 2(b) and 2(c). Prior to the distribution or redemption provided for in this Subsection (g), this corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(h)                                         Allocation of Contingent Consideration. In the event of a deemed Liquidation Event pursuant to subsection 2(f)(i), if any portion of the consideration payable to the stockholders of this corporation is placed into escrow and/or is payable to the stockholders of this corporation subject to contingencies, the definitive agreement with respect to such deemed Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow or retained as a holdback and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with subsections 2(a), 2(b), 2(c) and 2(d) as if the Initial Consideration were the only consideration payable in connection with such deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with subsections 2(a), 2(b), 2(c) and 2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Redemption. Other than as set forth in Section 2(g) above, the Preferred Stock is not redeemable at the option of the holder thereof.

4.                                      Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                         Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original

Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b)                                         Automatic Conversion.

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-l under the Securities Act of 1933, as amended, with aggregate gross proceeds to this corporation of at least $50 million (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Preferred Majority, provided that (i) if such election is made in connection with a Liquidation Event in which the holders of Series B Preferred would receive less than one times (lx) the Original Issue Price in respect of each share of Series B Preferred Stock as a result of such election, then the vote of the Series B Majority shall also be required, (ii) if such election is made in connection with a Liquidation Event in which the holders of Series C Preferred would receive less than one times (lx) the Original Issue Price in respect of each share of Series C Preferred Stock as a result of such election, then the vote of the Series C Majority shall also be required, and (iii) if such election is made in connection with a Liquidation Event in which the holders of Series D Preferred Stock would receive less than one times (lx) the Original Issue Price in respect of each share of Series D Preferred Stock as a result of such election, then the vote of the Series D Majority shall also be required.

(c)                                  Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of subsection 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                                         Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances. Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                             (A) If this corporation shall issue, on or after the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)                                       No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and (d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)                                       In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                                       In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)                                        In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                         The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                         The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)                                         In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                         Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                         The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)                                          “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A)                                      Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B)                                       Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors (including the affirmative approval of a majority of the Preferred Directors (as defined below));

(C)                                       Common Stock issued pursuant to a Qualified Public Offering;

(D)                                       Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date, in each case provided such issuance is pursuant to the terms of such securities as of the Filing Date;

(E)                                        Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which transaction is approved by the Board of Directors (including the affirmative approval of a majority of the Preferred Directors (as defined below));

(F)                                         Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G)                                       Common Stock issued upon conversion of the Preferred Stock;

(H)                                      Common Stock issued to financial institutions or lessors pursuant to any equipment or commercial property leasing arrangement or commercial credit arrangement, which arrangement is approved by the Board of Directors (including the affirmative approval of a majority of the Preferred Directors (as defined below)) and is primarily for non-equity financing purposes, up to an aggregate of 5% of the issued and outstanding share capital of this corporation;

(I)                                           Common Stock issued to persons or entities with which this corporation has strategic business relationships, provided such issuances are approved by the Board of Directors (including the affirmative approval of a majority of the Preferred Directors (as defined below)) and are primarily for non-equity financing purposes, up to an aggregate of 5% of the issued and outstanding share capital of this corporation; or

(J)                                           Common Stock issued in connection with sponsored research, collaboration, technology license or development, OEM, marketing or other similar arrangements, provided such issuances are approved by the Board of Directors (including the affirmative approval of a majority of the Preferred Directors (as defined below)) and are primarily for non-equity financing purposes, up to an aggregate of 5% of the issued and outstanding share capital of this corporation; or

(K)                                       Common Stock that is issued with the approval of the holders of a Preferred Majority and which specifically states that it shall not be Additional Stock; provided that (x) if such Common Stock is issued at a price per share below the Series B Preferred Stock Original Issue Price, the approval of Series B Majority shall also be required, (y) if such Common Stock is issued at a price per share below the Series C Preferred Stock Original Issue Price, the approval of the Series C Majority shall also be required, and (z) if such Common Stock is issued at a price per share below the Series D Preferred Stock Original Issue Price, the approval of the Series D Majority shall also be required.

(clauses (A) through (K) above, “Exempted Securities”)

(iii)                                       In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)                                      If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                                          Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)                                           Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                          No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h)                                         No Fractional Shares and Certificate as to Adjustments.

(i)                                             No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of

Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)                                          Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i)                                             Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j)                                            Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k)                                         Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, (A) any downward adjustment of the Conversion Price of the Series Seed Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty percent (60%) of the Series Seed Preferred Stock, voting together as a separate class on an as-converted basis; (B) any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty percent (60%) of the Series A Preferred Stock, voting together as a separate class on an as-converted basis, (C) any downward adjustment of the Conversion Price of the Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the Series B Preferred Stock, voting together as a separate class on an as-

converted basis, (D) any downward adjustment of the Conversion Price of the Series C Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the Series C Preferred Stock, voting together as a separate class on an as-converted basis. Any such waiver shall bind all future holders of shares of such series of Preferred Stock, and (E) any downward adjustment of the Conversion Price of the Series D Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the Series D Preferred Stock, voting together as a separate class on an as-converted basis. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.                                      Voting Rights.

(a)                                         General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Notwithstanding the above, each share of Preferred Stock shall have such number of votes with respect to any matter equal to the lesser of (i) 9.90% of the then Total Votes divided by the aggregate number of shares of capital stock of this corporation then held of record by the holder thereof and entitled to vote on such matter, and (ii) such number of votes that such share would have pursuant to the first sentence of this Section 5(a); provided that the positive excess (if any) number of votes of a stockholder pursuant to the immediately preceding clause (ii) over the number of votes of such stockholder pursuant to the immediately preceding clause (i) shall be distributed pro rata (according to the number of votes determined pursuant to the first sentence of this Section 5(a)) among all of the other stockholders the votes of which are determined pursuant to the immediately preceding clause (ii) and not the immediately preceding clause (i). The foregoing sentence shall apply only to a vote (whether at a meeting or by written consent) by all the voting stock of this corporation voting as a single class on an as converted basis, and shall not apply to any vote by the Series Seed Preferred Stock, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock voting either separately or together as a single class. For the purposes hereof, the term “Total Votes” with respect to any matter means, at any relevant time, the total number of votes that may be cast by all the then issued and outstanding shares of capital stock of this corporation entitled to vote on such matter (whether at a meeting or by written consent) pursuant to the first sentence of this Section 5(a). For the purposes hereof, all shares of Preferred Stock held or acquired by affiliated entities (including affiliated venture capital funds or venture capital funds under common investment management) shall be aggregated together for the purpose of determining the voting rights and powers of any holder of Preferred Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                         Voting for the Election of Directors. The holders of shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Series Seed Directors”). The holders of shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”). The holders of shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). The holders of shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series C Director” and, together with the Series Seed Directors, the Series A Director and the Series B Director, the “Preferred Directors”). The holders of outstanding Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of this corporation at any election of directors. Any remaining directors of this corporation shall be elected by the holders of Preferred Stock and Common Stock voting together as a single class on an as-converted basis.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.                                      Protective Provisions. This corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a Preferred Majority:

(a)                                         consummate a Liquidation Event;

(b)                                         amend this corporation’s Certificate of Incorporation or Bylaws;

(c)                                          redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares pursuant to a right of first refusal, at the lower of cost or fair market value, upon the occurrence of certain events, such as the termination of employment or service;

(d)                                         create (including by way of reclassification) or issue any equity securities (including any other security convertible into or exercisable for such equity security) or stock of this corporation with rights, preferences or privileges senior or pari passu to any series of Preferred Stock;

(e)                                          increase or decrease the number of authorized shares of Common Stock or Preferred Stock of this corporation;

(f)                                           increase or decrease the size of the Board;

(g)                                          pay or declare any dividend or other distributions on any shares of capital stock of this corporation;

(h)                                         issue, cause or permit the issuance of any share of capital stock or other security of any subsidiary of this corporation (other than to this corporation or to a wholly-owned subsidiary of this corporation); or

(i)                                             consummate any transaction with Daniel Schreiber or Shai Wininger (each a “Founder” and together the “Founders’”), directly or indirectly, or with any member of a Founder’s family or any corporation controlled by a Founder (each a “Related Party Transaction”) or permit any subsidiary to consummate a Related Party Transaction;

provided that, in connection with any of the actions specified in subsections (a), (b), (c), (f) or (g), if such action shall disproportionately and adversely affect the rights, privileges or preferences of a particular series or holder of Preferred Stock, then the vote or written consent of the holders of a majority of such series or such holder of Preferred Stock, as the case may be, shall also be obtained.

In addition to any other vote or consent required herein or by law, the vote or written consent of the Series B Majority shall be required for the following (whether consummated by merger, amendment, recapitalization, consolidation or otherwise): (a) any increase in the authorized number of shares of Series B Preferred Stock; (b) any amendment, alteration, or repeal of any provision of this corporation’s Amended and Restated Certificate of Incorporation or bylaws that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely and in a disproportionate manner than any other series of Preferred Stock; or (c) any amendment of this corporation’s Amended and Restated Certificate of Incorporation insofar as reference is specifically made to separate series vote, consent or approval of the Series B Preferred Stock.

In addition to any other vote or consent required herein or by law, the vote or written consent of the Series C Majority shall be required for the following (whether consummated by merger, amendment, recapitalization, consolidation or otherwise): (a) any increase in the authorized number of shares of Series C Preferred Stock; (b) any amendment, alteration, or repeal of any provision of this corporation’s Amended and Restated Certificate of

Incorporation or bylaws that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely and in a disproportionate manner than any other series of Preferred Stock; or (c) any amendment of this corporation’s Amended and Restated Certificate of Incorporation insofar as reference is specifically made to separate series vote, consent or approval of the Series C Preferred Stock.

In addition to any other vote or consent required herein or by law, the vote or written consent of the Series D Majority shall be required for the following (whether consummated by merger, amendment, recapitalization, consolidation or otherwise): (a) any increase in the authorized number of shares of Series D Preferred Stock; (b) any amendment, alteration, or repeal of any provision of this corporation’s Amended and Restated Certificate of Incorporation or bylaws that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely and in a disproportionate manner than any other series of Preferred Stock; or (c) any amendment of this corporation’s Amended and Restated Certificate of Incorporation insofar as reference is specifically made to separate series vote, consent or approval of the Series D Preferred Stock.

7.                                      Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8.                                      Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) within 3 business days, if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) within 1 business day, if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law within such time as defined therein.

C.                                    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.                                      Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.                                      Redemption. The Common Stock is not redeemable at the option of the holder.

4.                                      Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5.                                      Right of First Refusal. The sale, transfer or other disposition of each share of Common Stock (other than shares of Common Stock issued upon conversion of Preferred Stock) shall be subject to the Right of First Refusal set forth in the Amended and Restated Bylaws of this corporation.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any disinterested failure to satisfy DGCL §365 shall not, for the purposes of Sections 102(b)(7) of 145 of the DGCL, or for purposes of any use of the term “good faith” in this certificate or the Bylaws in regard to the indemnification or advancement of expenses of officers, directors, employees or agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XI

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred

Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XII

To the extent one or more sections of any other state corporations code setting forth minimum requirements for this corporation’s retained earnings and/or net assets are applicable to this corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.

ARTICLE XIII

Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action asserting a claim against this corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or this corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against this corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 25 day of June 2019.

/s/ Shai Wininger
Shai Wininger, President